                                                                   EXHIBIT 23.1

                        Consent of Independent Auditors

The Board of Directors
Armstrong World Industries, Inc.:

We consent to the use of our report dated February 2, 1999, relating to the consolidated financial statements of Armstrong World Industries, Inc., and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Armstrong World Industries, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 12, 1999